EXHIBIT 99.6
1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202-1132
Phone: (303) 573-1660
Fax: (303) 595-9385
Email: info@royalgold.com
www.royalgold.com
October 29, 2004
Mr. Russ Hofland
Barrick Goldstrike Mines, Inc.
PO Box 29
Elko, NV 89803
Dear Russ:
As previously discussed, following are items that we would like to clarify with you regarding our royalty interest per the terms of the Royalty Assignment Confirmation, Amendment, and Restatement of Royalty, and Agreement (the “Agreement”), dated November 30, 1995. Through discussions we have agreed that Barrick Goldstrike Mines, Inc. (“Barrick”) will administer the Agreement as follows, effective October 1, 2004.
Calculation of payments
Section 3, paragraphs d. (i) and d. (ii) of the Agreement provide that royalty payments are to be calculated using the monthly average London Bullion Market Association P.M. Gold Fix (“London P.M. Gold Price”) and the monthly average New York Silver Price, published by Handy & Harman. Currently royalty payments for gold production are calculated using the London P.M Gold Price. Barrick and Royal Gold have agree that, on a prospective basis, the royalty payments for silver should be calculated using the London Bullion Market Association Silver Fix.
Information received supporting monthly payments
Section 3, paragraph f. (i) of the Agreement states that at the time of payment, the Producer shall deliver a statement showing in reasonable detail the quantities and grades of the refined precious metals, dore, concentrates or ores produced and sold and deemed sold by the Producer in the preceding quarter; the Average Monthly Price determined; allowable deductions, and other pertinent information in reasonable detail to explain the calculation of the payment. In accordance with the Agreement, we would like to receive following additional information to support our payments:
•	Commingling worksheet provided monthly;

•	Support for the prior month’s adjustment amount, provided upon reasonable request of Royal Gold;

Mr. Russ Hofland
October 29, 2004

•	Settlement statements from refiner, provided upon reasonable request of Royal Gold; and

•	Supporting documentation for deductions, provided upon reasonable request of Royal Gold.
Frequency of payments
Per Section 3, paragraph f. (i) of the Agreement, royalty payments are to be made quarterly and by the 15th day following the end of each quarter. Currently payments are made monthly. As previously agreed upon, Barrick has indicated that it prefers to continue with monthly payments. Royal Gold agrees to receive such payments on a monthly rather than quarterly basis.
Timing of audits
Per Section 3, paragraph f. (iii) of the Agreement, all payments shall be considered final and in full satisfaction of all obligations, unless the Producer receives written notice of objection to the calculation within 90 days after receipt of the quarterly statement. However, as previously agreed upon, we feel that it is in the best interests of both parties that we conduct audits of our royalty payments on an annual basis rather than quarterly. Therefore, Barrick and Royal Gold have agreed that all payments made during a calendar year shall be considered final and in full satisfaction of all obligations, unless the Producer (as defined in the Agreement) receives written notice of objection to the calculation, within 90 days of that calendar year. If you wish to return to the original arrangement, you will give us timely notice.
Barrick and Royal Gold have agreed that the current Commingling Agreement (dated November 30, 1995) needs updating to reflect current operations and practices. We are in the process of preparing a revised protocol for your review. This revised protocol will incorporate many of the elements of allocation calculations that are described in the July 9, 2004 memo to you from Tom Bolles and the December 17, 1999 memo to Andy Bolland from John Langhans. We anticipate having that proposed revision to you in the next two to three weeks. However, in the meantime, the above revisions to the procedures to the Agreement shall, as noted above, become effective as of October 1, 2004. After Barrick Goldstrike Mines Inc.’s receipt of the revised commingling procedures the companies will endeavor in good faith to promptly finalize the document.
It is my understanding that our intent is that this letter agreement shall govern the administration of the Agreement with respect to the subjects addressed in this letter. Neither party intends that the Agreement shall be changed or modified, and that the rights, duties and obligations of the parties will remain in accordance with the Agreement, without regard to, and unprejudiced by, this letter agreement.

Mr. Russ Hofland
October 29, 2004

Please acknowledge your agreement with the preceding clarifications to the Agreement by signing below. Please contact me with any questions you may have on the above at (303) 575-6502.
Sincerely,

/s/ Stefan L. Wenger
Stefan L. Wenger
Treasurer and Chief Accounting Officer

cc:	Mike Feehan Tony Jensen
The terms of this letter are agreed to by Barrick Goldstrike Mines, Inc.

By:	/s/ [ILLEGIBLE]

Title:	Manager–Administration

Date:	10-Nov-2004